UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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These materials (also referred to herein as “this Supplement”) amend and supplement our definitive proxy statement filed with the Securities and Exchange Commission on April 3, 2017 (the “Proxy Statement”) relating to The Mosaic Company’s Annual Meeting of Stockholders (the “Annual Meeting”) to be held on May 18, 2017, at 10:00 a.m. Central Time. The Annual Meeting will be a virtual meeting of stockholders, conducted via live webcast available at www.virtualshareholdermeeting.com/MOS17.
The information contained in this Supplement is intended to replace the disclosure presented under the “2016, 2015 and 2014 Summary Compensation Table” on page 51 and footnote 7 to that table on page 53 of the Proxy Statement for Mr. Walter F. Precourt III, our Senior Vice President - Phosphates. After the filing and mailing of our Proxy Statement, we discovered certain inaccuracies in the amount of 2016 All Other Compensation for Mr. Precourt as a result of an administrative error with respect to Canadian taxes paid on Mr. Precourt’s behalf under the expatriate agreement we entered into with him in 2012. The information below regarding Mr. Precourt’s “All Other Compensation” and “Total” compensation replaces, and therefore should be read in lieu of, the disclosure of that information contained in the Proxy Statement as filed on April 3, 2017.
All information in the Proxy Statement, as amended and supplemented by the information in this Supplement, should be considered in casting your vote by proxy or at the Annual Meeting.
The date of these materials is May 1, 2017.

The 2016, 2015 and 2014 Summary Compensation Table information for Mr. Walter F. Precourt III is amended and restated in its entirety as follows:
2016, 2015 and 2014 Summary Compensation Table

Name and Principal Position	Fiscal Year	Salary ($)(1)(2)	Bonus ($)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(2)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
Walter F. Precourt (12)	2016	425,000	—	499,983	250,004	255,000	—	1,079,563	2,509,550
Senior Vice President - Phosphates

Footnote 7 to the 2016, 2015 and 2014 Summary Compensation Table is amended and restated in its entirety as follows:

(7) The table below shows the components of compensation that are included in this column for 2016:

Name	Reportable Perquisites ($)(a)	Company Contributions to Defined Contribution Plans ($)(b)	Other ($)(a)(c)			Total ($)
			Matching Charitable Contributions ($)	Dividend Equivalents ($)	Other ($)
James ("Joc") C. O'Rourke	$28,499	$285,318	$1,000	$53,550	$27,856	$396,223
Richard L. Mack	—	161,654	—	33,819	9,252	204,725
Richard N. McLellan	—	147,197	1,000	28,181	14,618	190,996
Gary ("Bo") N. Davis	—	116,546	—	19,728	16,453	152,727
Corrine D. Ricard	12,000	121,815	1,000	16,909	10,504	162,228
Walter F. Precourt	900,538	108,982	1,000	23,728	45,315	1,079,563

(a)	Perquisites that are identified in the table above in accordance with SEC rules include:

•	Amount paid under our executive physical exam program for Mr. O’Rourke;

•	Amounts reimbursed under our executive financial and tax planning program for Messrs. O’Rourke and Precourt and Ms. Ricard;

•
Amounts reimbursed under our travel policy for travel by spouses for site visits and to industry and investor conferences for Messrs O’Rourke and Precourt. During 2016, our Compensation Committee determined to eliminate from our travel policy a “gross-up” for taxes on amounts we reimburse under the policy that are taxable compensation to the employee. Amounts reported above include “gross-ups” relating to travel prior to the policy change. In accordance with applicable rules of the SEC, the tax gross-up is included in the “Other” column in the table above; and

•
For Mr. Precourt, the following expatriate and relocation benefits: $791,615 in taxes paid on Mr. Precourt’s behalf, net of additional amounts withheld from his other compensation; $49,398 paid to relocate Mr. Precourt’s office from the Regina, Saskatchewan (Canada) offices of our Potash business segment to the Florida offices of our Phosphates business segment in 2016 (including moving expenses, home purchase closing costs, lodging, transportation and meal expenses, and other miscellaneous expenses, including an expense allowance); and $46,550 of miscellaneous expenses related to his assignment (including tax planning and tax preparation fees, housing expenses and service fees, as well as our incremental costs for personal use by Mr. Precourt of a company car furnished in order to facilitate his travel among our Potash business segment’s facilities in Saskatchewan). Also includes $35,061 of “gross-up” payments for taxes on amounts we reimbursed that are taxable compensation to Mr. Precourt. In accordance with applicable SEC rules, the tax gross-up amount is included in the “Other” column in the table above.

Except as shown in the table above, the incremental cost to us of perquisites for 2016 did not exceed $10,000 for any Named Executive Officer.

(b)
Reflects our contributions for Named Executive Officers to the Mosaic Investment Plan, a defined contribution plan qualified under Section 401(k) of the Code. Also reflects contributions that we would have made under the Mosaic Investment Plan that exceed limitations for tax-qualified plans under the Code that are contributed to our unfunded non-qualified deferred compensation plan. We have included additional information about our unfunded non-qualified deferred compensation plan under “Non-Qualified Deferred Compensation” on page 62.

(c)	Includes:

•	Contributions we made to match charitable donations made by the Named Executive Officers to United Way;

•	Dividend equivalents paid upon vesting of RSUs in 2016; and

•
Premiums we paid for executive life and disability plans. We have provided additional detail about the executive life and disability plans in our Compensation Discussion and Analysis under – “Named Executive Officer Health and Welfare Benefits” on page 48.

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